As filed with the Securities and Exchange Commission on June 3, 2024
Registration No. 333-256360

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY’S, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		13-3324058 (I.R.S. Employer Identification No.)
151 West 34th Street New York, New York 10001 (Address, including zip code, of principal executive offices)

MACY’S, INC. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Tracy M. Preston, Esq.
Chief Legal Officer and Secretary
Macy’s, Inc.
151 West 34th Street
New York, New York 10001
(212) 494-1621
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.             ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is filed to deregister certain securities issuable under the Macy’s, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”).

At the Annual Meeting of Shareholders of the Registrant held on May 17, 2024, shareholders approved the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan (the “2024 Plan”) which provides, among other things, that shares of Common Stock subject to awards outstanding under the 2021 Plan, the Macy’s, Inc. 2018 Equity and Incentive Compensation Plan (the “2018 Plan”) and the Macy’s, Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”) (collectively, the “Predecessor Plans”) that are forfeited, cancelled, expire, settled for cash (in whole or in part) or unearned (in whole or in part), as applicable, after February 3, 2024 will become available for issuance under the 2024 Plan at a rate of one share for every one share subject to stock option awards and 1.75 shares for every one share subject to awards other than stock options. As of the date of this Post-Effective Amendment No. 1, there are 91,212 shares of Common Stock that were subject to outstanding awards other than stock options under the 2021 Plan (159,621 shares as adjusted for the 1.75 multiplier) but that are now available for issuance under the 2024 Plan because such awards were forfeited, cancelled, expired, settled for cash (in whole or in part) or unearned (in whole or in part) after February 3, 2024 (the “Carried Forward Shares”). Additionally, 12,140,340 shares of Common Stock that were available for grant under the 2021 Plan but were not subject to outstanding awards when the 2024 Plan became effective (the “Remaining Shares”) will not be issued under the 2021 Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to (i) register the Carried Forward Shares for issuance under the 2024 Plan and (ii) register 26,080,000 additional shares of Common Stock for issuance under the 2024 Plan.

This Post-Effective Amendment No. 1 is filed to (i) deregister the Carried Forward Shares under this Registration Statement and (ii) deregister the Remaining Shares.

Item 8. Exhibits

24.1	Powers of Attorney

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 3rd day of June, 2024.

MACY’S, INC.

By: /s/ Tracy M. Preston
Tracy M. Preston
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Tony Spring	Chief Executive Officer (principal executive officer), Chairman of the Board and Director	June 3, 2024

* Adrian V. Mitchell	Executive Vice President, Chief Financial Officer and Chief Operating Officer (principal financial officer)	June 3, 2024

* Paul Griscom	Senior Vice President and Controller (principal accounting officer)	June 3, 2024

* Emilie Arel	Director	June 3, 2024

* Torrence N. Boone	Director	June 3, 2024

* Ashley Buchanan	Director	June 3, 2024

* Marie Chandoha	Director	June 3, 2024

* Naveen K. Chopra	Director	June 3, 2024

* Richard Clark	Director	June 3, 2024

* Deirdre P. Connelly	Director	June 3, 2024

* Jill Granoff	Director	June 3, 2024

* William H. Lenehan	Director	June 3, 2024

* Sara Levinson	Director	June 3, 2024

* Richard L. Markee	Director	June 3, 2024

* Douglas W. Sesler	Director	June 3, 2024

* Paul C. Varga	Director	June 3, 2024

* Tracey Zhen	Director	June 3, 2024

*    The undersigned, by signing her name hereto, does sign and execute this Post-Effective Amendment No. 1 to Form S-8 Registration Statement pursuant to Powers of Attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

Dated: June 3, 2024	By: /s/ Tracy M. Preston
Tracy M. Preston
Attorney-in-Fact